EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of this ___first (1)_ day of January, 2019, by and between Giggles N Hugs, Inc (the "Company"), and Joey Parsi ("Employee").

RECITALS

WHEREAS, Employee desires to be employed by the Company, and the Company is willing to employ Employee, on the terms, covenants, and conditions set forth below, and in consideration of the mutual promises and agreements set forth below, the parties agree as follows:

1. EMPLOYMENT. The Company hereby agrees to employ Employee, as the Chairman of board and Co Chief Executive Officer. Employee hereby accepts and agrees to such employment. Employee agrees to manage and perform Employee's work and to render such other related services and duties as may be assigned to Employee from time to time by the Company. Employee shall report directly to the Board Of Directors of Company and shall be a member of the executive strategic team.

2. EMPLOYMENT AT WILL. Employee's employment under this Agreement shall begin on the date of this Agreement. Employee acknowledges that he is an Employee at Will and that Employee's employment may be terminated at will by either party at any time, for any reason or for no reason pursuant to written notice.

3. COMPENSATION; REIMBURSEMENT OF EXPENSES; SEVERANCE PAY.

(a) Base Salary. For the services rendered by Employee under this Agreement, the Company shall pay Employee a base salary of $225,000.00 per annum to be paid in accordance with the Company's regular payroll practices and subject to all local, state and federal tax withholding. In addition to said salary, employee shall receive 25,997,000,000 warrants on Giggles N Hugs common shares (subject to splits and dividends), issued for a 10 year period at a strike price of $0.0001 per annum to be paid on each anniversary date. Employee's salary shall be subject to annual review by the Company board of directors. The Company may provide such other benefits from time to time to Employee in accordance with policies adopted by the Company. The Company shall also pay monthly premiums for health care coverage for employee and immediate family members.

(b) Bonus. Employee shall receive a annual bonus of up to $175,000 based on annual goals, principally tied to new store openings, unit level operating profits, unit level profit margins and fund raising. All future bonus plans will be agreed upon in advance in writing by the Company board and Employee.

(c) Reimbursement of Expenses. The Company will reimburse Employee for all ordinary and reasonable business-related expenses incurred in the performance of Employee's duties for the Company during the term of employment, and approved in advance by the Company. Expenses will include for company car, and cell phone among other reasonable costs. Employee shall submit reasonable documentation for all such business expenses.

(d) Vacation. Employee shall be entitled to six (6) weeks of vacation per year in each year of employment.

(e) Company Car, Lap Top and Cell Phone. Company shall provide Employee with a Car, lap top computer and cell phone to be used for related Company business. The computer, cell phone and all other Company equipment or supplies shall be immediately returned to Company upon the termination of this Agreement for any reason. The company shall be responsible for all expenses

(f) Severance Pay. If Employee's employment is terminated for any reason or under any other circumstances, then Employee shall be entitled to receive any unpaid Base Salary and bonuses earned up through the date of termination of employment and any accrued personal days, up through the date of such termination and reimbursement for unpaid business expenses incurred prior to the date of such termination. If Employee is terminated by Company with or without out cause, Employee shall be entitled to a severance payment in the amount of (12) twelve months of his Base Salary, plus all unvested options, warrants and shares payable in accordance with the Company's normal payroll and severance practices. All such payments shall be subject to all local, state and federal tax withholding.

4. OTHER EMPLOYMENT. Employee shall devote the majority of Employee's working time, attention, knowledge, and skills to the business and interests of the Company as it relates to the hospitality portion of the business but may be allowed other part time work outside of the company.

5. NONCOMPETITION AGREEMENT.

5.1 (b) Confidential Information. Employee acknowledges and agrees that all Confidential Information known or obtained by Employee, whether before or after the date hereof, is the property of the Company. Therefore, Employee agrees that Employee shall not, at any time, disclose to any unauthorized Persons or use for Employee's own account or for the benefit of any third party any Confidential Information, whether Employee has such information in Employee's memory or embodied in writing or other physical form, without Company's written consent. Employee agrees to deliver to Company upon termination of employment or upon request, all documents, memoranda,

notes, plans, records, reports, and other documentation, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the business, operations, clients, insurance carriers, or affairs of the Company, and any other Confidential Information that Employee may then possess or have under Employee's control.
Employee agrees that any information obtained from any source by Employee for the purpose of providing services to any customer, shall be kept confidential as required by federal or state law or regulation.

(C) Employee shall not, at any time during or after the two (2) years period, disparage the Company, or any of its members, directors, officers, employees, or agents.

(d) Remedies. If Employee breaches the covenants set forth in this paragraph, the Company shall be entitled to the following remedies:

(1) Damages from Employee, including its reasonable attorney fees;

(2) In addition to its right to damages and any other rights it may have against Employee, Company may also obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Agreement, it being agreed that money damages alone would be inadequate to compensate the Company and would be an inadequate remedy for such breach; and

(3) The rights and remedies of the parties to this Agreement are cumulative and not alternative.

6. <u>EMPLOYEE WARRANTY.</u> Employee represents and warrants to the Company that Employee is not a party to any agreement containing a non-competition or non-disclosure agreement with respect to any services or business which Employee is expected to perform under this Agreement or the disclosure of any information which directly or indirectly relates to the business of the Company.

7. <u>DISPUTES.</u> Any controversy or claim arising out of or relating to this Agreement or Employee's employment, or any amendments thereto, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"); Any award entered therein shall be final and binding on each and all of the parties. The parties may request injunctive relief using the court system, pending arbitration, without waiving arbitration. The venue of any arbitration, mediation, or related court proceeding will be San Diego, California.

8. <u>REMEDIES</u>. The rights and remedies of the Company shall be cumulative and not alternative, and shall be in addition to all other remedies available under the law to Company.

9. <u>SEVERABILITY</u>. If any provision, paragraph, or subparagraph of this Agreement is adjudged by any court to be void or unenforceable in whole or in part, such

adjudication shall not affect the validity of the remainder of the Agreement, including any other provision, paragraph, or subparagraph.

10. BINDING EFFECT. This Agreement shall be binding upon and shall insure to the benefit of the Company and Employee, and their respective successors, heirs, executors, legal representatives, administrators, and assigns.

11. MODIFICATION IN WRITING ONLY. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein, shall be valid unless in writing and duly executed by the party to be charged therewith and an authorized officer of Employer.

12. CHOICE OF LAW. This Agreement shall be subject to and governed by the laws of the State of California, irrespective of the fact that any party is or may become a resident of a different state.

13. ENTIRE AGREEMENT. The parties acknowledge that they have read this Agreement, understand it, and agree to be bound by its terms, conditions, and covenants, and also agree that it constitutes the entire agreement between the parties and supersedes all proposals, oral or written, and all prior negotiations, conversations, or discussions between the parties relating to the subject matter of this Agreement.

14. NOTICES. Any notice hereunder to the Company shall be addressed to it at _3222 Glendale galleria way, Glendale CA, 91210_. Any notice hereunder to Employee shall be addressed to Employee at the address set forth below, subject to the right of either party at any time hereafter to designate in writing a difference address. Any notice shall be deemed given on the earlier of the date actually received by a party or the date such notice is deposited in the U.S. Mail, properly addressed to a party, and sent by certified mail, return receipt requested.

15. CONSTRUCTION. The parties hereto acknowledge and agree that this Agreement is the result of negotiations between the parties and their respective advisors and counsel, and that this Agreement will not be construed against any party hereto by virtue of such party's role or its counsel's role in the authorship hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as an act of their free will and deed as of the day and year first above written.

GIGGLES N HUGS

Employer

Employee

By:

Name: JOEY PARSI

Title: CO CEO